UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2016

__________

Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2015, Premier Exhibitions, Inc. (the “Company”) entered into a Secured Promissory Note and Guarantee (the “Note”) with Mr. Yanzi Gao as agent for the lenders listed therein (the “Lenders”), with an aggregate principal sum not to exceed US$5,000,000. The Note provides that the Company will make draws of: (i) $1,000,000 on or before December 10, 2015; (ii) $1,000,000 within five business days after delivering written notice to the Lenders requesting the second draw, on or before December 18, 2015; and (iii) $1,000,000 within five business days after delivering written notice to the Lenders requesting the third draw, on or before December 31, 2015, provided in each case there is no event of default under the Note. The Note provides the Company may request an additional advance in the amount of $2,000,000 at any time during the term of the Note, provided the Lenders shall have the option to grant or deny the request in their sole and absolute discretion. The proceeds of the Note shall be used in the normal course of the Company’s business operations.

On January 4, 2016, the Company agreed to delay the second draw until January 15, 2016, and the third draw until January 28, 2016. Interest on these amounts will not accrue until the amounts are received by the Company. The Note otherwise remains unchanged and in full effect.

Item 5.02	Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2016, the Company and Daoping Bao, the Company’s Chief Executive Officer, entered into an Employment Agreement (the “Agreement”). The Agreement provides for Mr. Bao’s employment for an indefinite term as President and Chief Executive Officer of the Company. The Agreement may be terminated by either party at any time, subject to certain severance provisions provided in the Agreement. Pursuant to the agreement, the Company will pay Mr. Bao a salary of $297,000 per year. Mr. Bao shall be eligible for annual performance awards consistent with incentive compensation programs established by the Board for senior executives with a target bonus at 50% of his base salary, which awards may take the form of cash bonuses, stock option grants or grants of restricted stock at the discretion of the Board. Upon a termination without cause or by Mr. Bao for good reason, as such terms are defined in the employment agreement. Mr. Bao would be entitled to twelve months salary as severance. “Cause” is defined in the Agreement to include (i) failure to substantially perform duties reasonable and customary for a CEO in the Exhibition Business and/or failure to comply with the covenants and other provisions contained in this Agreement which are not remedied in a reasonable period of time after receipt of written notice from the Company setting forth the nature of such failure; or (ii) fraud, misappropriation, embezzlement or similar acts of dishonesty; Conviction of a felony or misdemeanor involving moral turpitude; or Intentional and willful misconduct relating to the Executive’s employment that may subject the Employer to criminal and or civil liability.

Also on January 1, 2016, the Company entered into an amendment to the employment agreement between the Company and Michael Little, the Company’s Chief Financial Officer and Chief Operating Officer. Pursuant to the amendment, the Company will pay Mr. Little a salary of $252,000 per year, decreased from $280,000 per year. Pursuant to the amendment, the Company’s severance obligation to Mr. Little will be based on a salary of $280,000 per year, notwithstanding this reduction in base salary.

This summary does not purport to be complete and is qualified by reference to the full text of the amendments, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, effective January 1, 2016, by and between the Company and Daoping Bao

10.2	Third Amendment to Employment Agreement, effective January 1, 2016, by and between the Company and Michael J. Little

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By: /s/ Michael Little

Michael Little

Chief Financial Officer and Chief Operating Officer

Date: January 7, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective January 1, 2016, by and between the Company and Daoping Bao
10.2	Third Amendment to Employment Agreement, effective January 1, 2016, by and between the Company and Michael J. Little